EX-10.7
                               LEASE AGREEMENT

                                   AGREEMENT
               PLATFORMS INTERNATIONAL CORPORATION DO BRAZIL
                                      AND
                                 AMERICEL S.A.
                                     LEASE
                                       OF
                AIRBORNE RELAY COMMUNICATIONS "ARC" SYSTEMS
                                 APRIL 5, 2000

Through this private instrument of contract, on one side PLATFORMS INTERNATIONAL CORPORATION DO BRAZIL, located at Av. Getulio Vargas, 286 conj. 04, Belo Horizonte, MG 30112-020, Brazil, represented by its Director Presidente, VICTOR L. ZILLER, hereinafter referred to as 'PLATFORMS'" and on the other side, AMERICEL S.A. located at SCN Quadra 02, Bloco A, 190, Edificio Corporate Financial Center 11th floor, room 1102 Brasilia, DF 70710-500, Brazil represented by its Director Presidente, Adalberto Vianna, hereinafter referred to as AMERICEL, the Parties to this Agreement hereby mutually agree to formalize, define, and structure their working relationship regarding the lease by Americal of Platforms' Airborne Relay Communications "ARC" Systems, in accordance with the terms and conditions of this STRATEGIC PARTNERSHIP AGREEMENT, with mutual rights and obligations, as set forth below:

ARTICLE ONE: - The purpose of this Agreement shall be to define, formalize, and set forth the understandings between Platforms and Americel, under which Platforms agrees to lease Airborne Relay
Communications "ARC" Systems to Americel, and Americel agrees to lease Airborne Relay Communications "ARC" Systems from Platforms, including: (i) complete Airborne Relay Communications "ARC"
Systems, including aircraft and all related System hardware and software components; (ii) System Installation and comprehensive ARC System User Training and Education Services; (iii) aircraft maintenance and flight operations management services; (iv) pilot recruitment, training, and management services; (v) ground depot stations deployment and management; and (vi) all aircraft maintenance and flight operations management services required to support Platforms' Airborne Relay Communications "ARC" System operations.

     NOTE:   All ARC System flight operations and aircraft
maintenance services and training programs proposed herein shall be provided and conducted by Platforms' Brazilian flight operations
Strategic Partner and principal contractor.  The Aeromot Group.

ARTICLE TWO: - In accordance and conformance with the Parties' discussions preceding and following the successful completion of the Airborne Relay Communications "ARC" System ALPHA Test in Alpine, Texas in October 1999, with official, independently reported and certified results, as requested by Americel, attached hereto as Exhibit - A, this Agreement is intended to formalize and record such discussions, and to set forth the understandings, terms and conditions under which Platforms and Americel shall undertake to conduct the ARC System BETA Test demonstration in Brazil in September/October 2000 timeframe.

ARTICLE THREE: - The specific terms and conditions that shall govern the ARC System Strategic Partnership Agreement between Platforms and Americel have been developed jointly. All Platforms' fees and charges for the ARC System and related services shall be negotiated according to the specific requirements of each ARC System Installation, giving full effect to Americel's "Favored Nation" client position with Platforms (best possible terms, conditions, and prices guaranteed - no other customer gets better terms). Mutually acceptable and agreeable baseline terms and conditions, rights of first refusal - territorial exclusivity competitive protection (where Americel holds Licenses), prices and charges for services, and the responsibilities, rights, and obligations of the Parties with respect to the proposed ARC System Strategic Partnership shall be defined, negotiated, and finalized no later than June 15, 2000.

ARTICLE FOUR: - In the interim, prior to the completion and finalization of the specific terms and conditions set forth in Article Three, this Agreement shall serve to: (i) establish and set forth the Parties' intent to go forward with the ARC System Project;
(ii) establish baseline guidelines and understandings under which the Parties agree to proceed with the ARC System BETA Test Demonstration in Brazil in the September/October 2000 timeframe; and
(iii) the agreed terms and conditions, and performance criteria that shall govern the ARC System BETA Test Demonstrations, as set forth in Exhibit - C; and (iv) the actions, commitments, and subsequent events that shall follow the ARC System BETA Test Demonstration, depending on whether or not the Demonstration meets the agreed to System performance criteria.

ARTICLE FIVE: - This Agreement and all of its terms and conditions are CONFIDENTIAL. The proposed Strategic Partnership relationship between Platforms and Americel, under which Platforms has agreed to provide the ARC System and related support facilities to Americel under "Favored Nation" terms and conditions is strictly confidential, and not to be disclosed to any unauthorized party. The uniquely advantageous terms, conditions, prices, and specific territorial exclusivity competitive protection and rights of first refusal granted to Americel under this Agreement, are being extended in exchange for (i) Americel's Strategic Partnership participation and constant support since the inception of the ARC System project; (ii) Americel agreeing to act as the Platforms ARC System International Showcase Installation and a Customer Reference Facility, and (iii) Americel agreeing to act as an ARC System Research & Development Site, by providing Platforms with suggestions and recommendations for the improvement and enhancement of the ARC System.

ARTICLE SIX: - The ARC System BETA Test Demonstration scheduled to be conducted in Brazil in the September/October 2000 timeframe, is designed to formally and comprehensively demonstrate the ARC System's telecommunications service capabilities, by providing live telecommunications services to a specific Brazilian Region and Population as specified and set forth by Americel (Exhibit - B), in accordance and conformance with the Test Plan and Performance Specifications mutually developed and formulated by Platforms and Americel, Exhibit - C.

ARTICLE SEVEN: - The ARC System BETA Test Demonstration scheduled to be conducted in Brazil in the September/October 2000 timeframe, shall be the final qualification benchmark for Americel's decision to go forward and proceed to lease up to FIVE (5) ARC System
Installations.

ARTICLE EIGHT: - In the event the ARC System BETA Test results in Brazil meet the Test Plan and Performance Qualification Specifications outlined in Exhibit C, Americel shall proceed to place an initial lease order with Platforms for up to FIVE (5) ARC Systems under a "Favored Nation" ten-year lease price of TWELVE MILLION (USD $12,000,000.00) DOLLARS plus: (i) System Maintenance and Operations fees of FIVE HUNDRED THOUSAND (USD $500,000.00) DOLLARS per month; and (ii) an EIGHT (8%) PERCENT participation share on the gross revenues to be generated from cellular telecommunications and associated wireless services to be provided by Americel S/A using the Platforms International Airborne Relay Communications ARC System.

     A. The proposed price for the ten-year ARC System Installation Lease, as outlined above includes: (i) ARC System annual License Fees for the term of the lease; (ii) THREE (3) ARC System Mission Aircraft, with appropriate mission requirement modifications; (iii) ARC System airborne receive/transmit/process wireless telecommunications hardware and software facilities, (iv) ARC System customer training and education programs; (v) ARC System technology R&D maintenance upgrades and enhancements for the life of the lease; (vi) ARC System Troubleshooting Hotline and Field Engineering Support.

     B. ARC System Maintenance and Operations Monthly fees are estimated at FIVE HUNDRED THOUSAND ($500,000.00) DOLLARS. The estimated monthly maintenance and operations service fees proposed herein are subject to final review and approval by The Aeromot Group, Platforms' Brazilian Aviation Services Strategic Partner, and the contractor in charge of ARC System flight operations and aircraft maintenance support services.

     C. The proposed lease prices for the ARC System as set forth above, does not include the cost of the ground base station. Ground base station equipment and its installation is the responsibility of the telecommunications service provider.

     D. At the conclusion of the ten-year lease, Americel at its option, can cancel the ARC System Lease, or continue it for a second term of TEN (10) years. ARC System second term lease fees shall be as follows: (i) ARC System lease fee of TEN MILLION ($10,000,000.00) DOLLARS; (ii) a continuing monthly operations and maintenance fee of $500,000.00 per month, adjusted for future economic value equivalency; (iii) a FIFTEEN (15%) PERCENT gross revenue participation.

     E. Platforms shall assist Americel to obtain corporate financing for the lease of ARC System Installations on a System
Installation and/or overall project financing basis, as required, and at the best possible interest rates available. Americel, however, is free to negotiate and secure its own financing programs at its discretion.

ARTICLE NINE: - The initial ARC System Installation, as discussed and agreed to between Platforms and Americel shall be delivered to Americel in accordance with the delivery schedule requested by
Americel:  ONE (1) ARC System installations in the year 2000; TWO (2)
ARC System installations in the year 2001; TWO (2) ARC System installations in the year 2002 beginning with the first ARC System installation scheduled for delivery in the September/October 2000 timeframe. Upon successful conclusion of the BETA Test Demonstration in Brazil, Americel will provide Platforms with specific details on how many ARC System installations it intends to lease, over what period of time, and the territorial locations to be serviced by such ARC System installations. Americel, at its sole discretion, reserves the right to change the number of ARC System Installation orders and their delivery timeframes and destinations, depending on Americel's service coverage requirements, the economic benefits and advantages of the proposed business case for each area proposed to be serviced by the ARC System, and actual performance experience with the ARC System.

ARTICLE TEN: - In the event the ARC System BETA Demonstration results do not meet the Test Plan and System Performance
Specifications, Americel, at its sole discretion can elect to: (i) cancel its participation in the ARC System project; or (ii) continue to work with Platforms until the ARC System Demonstration meets Americel's telecommunications service requirements.

ARTICLE ELEVEN: - Even if Platforms and Americel arrive at mutually agreeable lease terms, conditions, and prices, and if all required Brazilian regulatory licenses have been secured at the completion of the BETA Test Demonstration, Americel, at its sole discretion, can elect to cancel its participation in the ARC System project.

ARTICLE TWELVE: - ARC System BETA Test performance and results shall be assessed and evaluated by LCC International, Inc., the same Telecommunications Systems Performance Auditing firm recommended by Americel, and employed by Platforms to independently assess and report on the results of the ARC System ALPHA Test, LCC
International's findings and assessments on the ARC System BETA Test performance vs. the Test benchmarks and System Performance specifications set forth in Exhibit - C, shall be final and conclusive.

ARTICLE THIRTEEN: - In conformance and compliance with the terms and conditions of the proposed Strategic Partnership Agreement between Americel and Platforms, Platforms hereby CONFIDENTIALLY pre-releases information to Americel about its ARC System Phase-II unmanned airborne vehicle - The ARC System StratoStar Airship.

A. The StratoStar Airship is a unique, high altitude (50,000 to 65,000 ft) unmanned, maneuverable recoverable, and reusable high-altitude AirShip manufactured of Kevlar 29 and a proprietary polyethilene film combination that allows the formation of an ultra-light, pneumatic structure with a skin resistant to the hazards of high-altitude environments.

B. The StratoStar is a tri-hull airship with an overall length of 336', an individual hull length of 300', a diameter of 62', a height of 80', and a total volume displacement of approximately 2.5 million cubic feet. The StratoStar uses helium to achieve the airship's pneumatic form, its lift, altitude maintenance, and for safety of operations. Three electric engines with oversized propellers are used for propulsion and station-keeping operations. Solar power is collected through photo-voltaic cells and stored in high-capacity electrical storage lithium batteries. Platforms' proprietary hardware and software flight control systems direct the flight operations of the airship.

C. The StratoStar is designed to remain in its designated, computer-guided, GPS-controlled stratospheric station for periods of six months or more, before returning to its ground base station for maintenance and redeployment.

D. Pricing of a StratoStar 10-year lease program is presently NOT FINALIZED. However, in response to your request for a pricing estimate, our preliminary, CONFIDENTIAL price for a 10-year lease program under our exclusive Strategic Partnership Agreement with Americel is estimated as follows:

     (1) Platforms estimates it should be in a position to deliver the first StratoStar ARC System Airship to Americel in eighteen to twenty-four months, after the delivery of the first aircraft-based ARC System.

     (2) Platforms agrees to replace and upgrade all Americel aircraft-based ARC Systems to StratoStar Airship Systems as soon as the new airships are ready for commercial delivery. Immediately upon initiation of StratoStar ARC System Airship operations, the monthly Maintenance and Operations fees to Americel for each StratoStar ARC System AirShip installation shall be reduced from FIVE HUNDRED THOUSAND (USD $500,000.00) DOLLARS to TWO HUNDRED AND FIFTY THOUSAND (USD $250,000.00) DOLLARS per month.

     (3) Platforms gross revenue participation on the first Stratostar ARC System Airship shall be EIGHT (8%) PERCENT. On all subsequent Systems it shall be FIFTEEN (15%) PERCENT. As part the exchange and upgrade program to the StratoStar ARC System, all ARC System aircraft related equipment shall be returned to Platforms.

     (4) Estimated lease program for second, third, fourth, fifth (non-replacement and upgrades) StratoStar ARC System Airships should operate as follows: (i) a fixed License Fee of TWELVE MILLION (USD $12,000,000.00) DOLLARS, payable upon contract execution; (ii) annual maintenance and operations fees of THREE MILLION (USD$3,000,000.00) DOLLARS, payable in monthly installments of TWO HUNDRED AND FIFTY THOUSAND (USD$250,000.00); DOLLARS; (III) FIFTEEN (15%)PERCENT gross revenue participation.

ARTICLE FOURTEEN: The Court for the resolution of any differences or to enforce any rights or obligations arising from the terms and conditions set forth in this Agreement, shall be Brasilia, Brazil.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the 7th day of April 2000.

PLATFORMS INTERNATIONAL CORP.                AMERICEL S.A.
DO BRAZIL                                    "AMERICEL"
"PLATFORMS

By: /s/  Victor L. Ziller                   /s/  Claudio Vianna
Victor L. Ziller                            Claudio Vianna
Director/President                          Director/President

Witnesses:

/s/  Chris Oliver Lamster                  /s/ Alexandre de Almeida Barreto
                                           Tostes
Chris Oliver Lamster                       Alexandre de Almeida Barreto
                                           Tostes